SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”), effective April 30, 2014, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and Franklin Advisers, Inc., a California corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, a “Fund” and collectively, the “Funds”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), has entered into an Investment Management Agreement dated April 30, 2014, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity;

WHEREAS, the Sub-Adviser desires to engage, pursuant to a written agreement (“Sub-Advisory Affiliate Agreement”), one or more affiliates that the Sub-Adviser controls, is controlled by or is under common control with (“Sub-Advisory Affiliates”) that are registered with the Securities and Exchange Commission (“SEC”) as investment advisers under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to assist the Sub-Adviser in discharging its obligations under this Agreement on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth in this Agreement, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, increase or reduce the amount of the Managed Portion. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, during the term of this Agreement, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall at all applicable times meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities.

The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

The Sub-Adviser may delegate certain of Sub-Adviser’s duties hereunder to a Sub-Advisory Affiliate, provided that any such arrangements are entered into in accordance with all applicable requirements of the Investment Company Act of 1940 (the “1940 Act”). The Sub-Adviser acknowledges and agrees that any such delegation by the Sub-Adviser shall in no way relieve the Sub-Adviser of its duties and obligations hereunder, all such duties and obligations hereunder shall remain the sole responsibility of the Sub-Adviser as if no such delegation had occurred, Sub-Adviser shall at all times provide appropriate supervision and oversight of any such persons, and Sub-Adviser shall be fully responsible and liable for all actions or omissions to act by such persons. Sub-Adviser shall notify the Adviser promptly in writing at least ninety days in advance in the event that a Sub-Advisory Affiliate Agreement is to be amended in any material fashion. The Sub-Adviser acknowledges and agrees that the Sub-Advisory Affiliates are not parties to this Agreement and are not intended beneficiaries of this Agreement and that they have no rights under this Agreement.

In addition to duties delegated to a Sub-Advisory Affiliate, to the extent permitted by law, the Sub-Adviser may from time to time employ or associate itself with such other person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve the Sub-Adviser from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser separate from the Sub-Adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. The Sub-Adviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for documented, commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the

Managed Portion, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees and provided to the Sub-Adviser.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments pursuant to services to be provided under this Agreement, the Sub-Adviser shall use its commercially reasonable best efforts to obtain the most favorable price and execution available, except to the extent: (i) it may be permitted to pay higher brokerage commissions for brokerage and research services as described below; or (ii) the Adviser restricts the Sub-Adviser from executing transactions with particular broker(s) or dealers(s) as provided below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to make reasonable efforts to comply with such request within ten business days of receiving written notice. In using its commercially reasonable best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Managed Portion’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine and provide to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted impermissibly or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and/or better execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment

Advisers Act of 1940, as amended (the “Advisers Act”) and the rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

(f) Upon reasonable request, the Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the net asset value of the Managed Portion in accordance with valuation procedures and methods established by the Trustees.

(g) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports as the Adviser reasonably deems appropriate or as the Trustees shall reasonably request regarding the management of the Managed Portion. The Sub-Adviser shall make its and the Sub-Advisory Affiliates’ officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Funds’ investment policies (solely as they relate to the Managed Portion) and to consult with the Adviser or the Trustees regarding the investment performance of the Managed Portion.

(h) The Sub-Adviser shall not consult with any other sub-adviser to the Funds or any other account managed by the Adviser concerning the assets of the Funds, except: (i) as permitted by each Fund’s policies and procedures; or (ii) with Sub-Advisory Affiliates. Notwithstanding the foregoing, Sub-Adviser shall not be prohibited from consulting with any of its affiliates concerning transactions in securities or other assets generally (i.e., without reference to the Funds), and Sub-Adviser shall not be prohibited from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 of the 1940 Act.

(i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions of the Trustees, the Adviser, or Fund management; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law; provided, however, that, in the case of (i) and (ii), Sub-Adviser shall only be subject to the extent that such documents have been actually provided to the Sub-Adviser.

(j) The Sub-Adviser shall provide reasonable assistance, but only with respect to the services provided pursuant to this Agreement, in the preparation of registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide disclosure for use in, or as may be required by, Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser’s and the Sub-Advisory Affiliates’ investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s and the Sub-Advisory Affiliates’ compliance with applicable law in connection with its services to the Managed Portion, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser with respect to the provision of its services to the Managed Portion. The Sub-Adviser shall make its and the Sub-Advisory Affiliates’ officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time to examine and review the Sub-Adviser’s and the Sub-Advisory Affiliates’ compliance program and its adherence thereto.

(l) The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Managed Portion, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving the Managed Portion, and Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Sub-Adviser agrees that it shall provide Adviser with any and all documentation or information relating to the Litigation as may reasonably be requested by Adviser.

(m) The Sub-Adviser, as the Fund’s agent and attorney-in-fact, may, when it deems appropriate and without prior consultation with the Adviser or the Fund, purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades as agent, at the market rate, as determined by the Sub-Adviser in its sole discretion. Conversion of currencies into and out of the base currency of the Fund in unrestricted markets with respect to portfolio trades shall be performed by the Sub-Adviser. Conversion of currencies into and out of the base currency of the Fund in restricted markets and income repatriation shall generally be the responsibility of the Fund’s custodian.

(n) The Sub-Adviser is authorized, on behalf of the Fund, to open brokerage accounts and to execute, on its own behalf or on behalf of the Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, Sub-Adviser shall act as the Adviser’s and the Fund’s agents and attorneys in fact. The Sub-Adviser is authorized, on behalf of the Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures.

(o) The Adviser represents that the Fund is a “qualified eligible person” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulations Rule 4.7 and, as

such, consents to the Sub-Adviser treating any futures accounts established by the Sub-Adviser in the name and on behalf of the Fund in accordance with the exemption contained in CFTC Regulations Rule 4.7.

2.	REPRESENTATIONS.

(a) Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Trustees to delegate to the Sub-Adviser the provision of investment services to the Funds as contemplated in this Agreement; (2) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (3) the Fund (and the Adviser with respect to the Fund) is excluded from the definition of a commodity pool operator under CFTC Rule 4.5. In order to ensure compliance with the requirements of Rule 4.5, the Adviser promises that: (1) the Fund will not be, and has not been, marketing participations to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options, or swaps markets (as these terms are used by Rule 4.5 and interpreted by the CFTC); (2) the Adviser will make and maintain all filings required by Rule 4.5; and (3) the Adviser will take all other actions required to qualify for the exclusion provided by Rule 4.5 for the Funds, other than as provide by Section 2(b) below. The Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5(c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5), and any other documentation or assurances the Sub-Adviser may reasonably request with respect to the Fund’s reliance on Rule 4.5.

(b) Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise. In addition, the Sub-Adviser represents, warrants and agrees to invest the Managed Portion of Fund assets in accordance with the provisions of CFTC Rule 4.5(c)(A) or (B).

(c) The Trust acknowledges that it has received a copy of the Sub-Adviser’s current Form ADV at least 48 hours prior to the execution of this Agreement.

3.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

The Adviser agrees that Sub-Adviser and its Sub-Advisory Affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that Sub-Adviser will perform the services contemplated by this Agreement together with its duties under such other relationships.

The Adviser, acting both on behalf of the Trust and the Fund and on its own behalf, and the Fund understand, consent and agree that performance of the Fund will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Sub-Adviser or the Sub-Advisory Affiliates serve as investment adviser (“Franklin Templeton Fund”), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in: inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements; (iv) legal restrictions or custodial issues; (v) legacy holdings in the fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation; (vii) restrictions placed on the Fund (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets. The Adviser and the Fund further understand, consent and agree that any similarity of investment goals and strategies between the Fund and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the Board of Trustees of the respective funds.

Notwithstanding any other provision of this Agreement, the Sub-Adviser may include the performance of the Fund attributable to the time period the Sub-Adviser provided services under this Agreement as part of any composite performance information of the Sub-Adviser.

4.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month calculated by the Adviser in accordance with the fee schedule as set forth in Schedule A attached hereto. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date specified in Exhibit A and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue for one year from the effective dates specified in Exhibit A and renew for one year terms thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the vote of a majority of the Fund’s outstanding voting securities, as permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser; or (iv) by mutual consent of the Adviser and Sub-Adviser, in writing.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

6.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter L or M under the Code; (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Funds or any services the Sub-Adviser provides for the Managed Portion; and (d) any change in the portfolio managers for the Managed Portion.

7.	LIABILITY AND INDEMNIFICATION.

(a) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees, agents or affiliates shall be subject to any liability to the Adviser, the Funds or to any shareholder of the Funds, for any act or omission in the course of, or connected with, rendering services hereunder.

(b) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser agrees to indemnify the Sub-Adviser and its officers, directors, employees, agents or affiliates to the fullest extent permitted by law and to save and hold them harmless from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits whether judicial, administrative, investigative, or otherwise) actually and reasonably incurred arising from any act or omission in the course of, or connected with, rendering services hereunder.

(c) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser agrees to indemnify the Adviser and the Fund and their officers, directors, employees, agents or affiliates to the fullest extent permitted by law and to save and hold them harmless from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits whether judicial, administrative, investigative, or otherwise) actually and reasonably incurred arising from any act or omission in the course of, or connected with, rendering services hereunder.

8.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the

Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records maintained on the Funds’ behalf are the property of the respective Fund, and the Sub-Adviser will surrender promptly to such Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund to which such records or information pertain, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

9.	CONFIDENTIAL INFORMATION.

The Sub-Adviser shall not disclose, or allow to be disclosed, to any third party confidential information obtained under this Agreement with respect to the Fund, the Trust or the Adviser, including, without limitation, the “non-public portfolio holdings,” except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; or (c) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC. The Adviser agrees that all proprietary models developed or employed by the Sub-Adviser and its affiliates (“Subadviser Models”) are the confidential and valuable property of the Sub-Adviser and its affiliates. The Adviser and the Fund shall have no right to or interest in Sub-Adviser Models and, to the extent that the Adviser or the Fund obtain any information about Sub-Adviser Models, they may not disclose such information to third parties.

10.	USE OF THE NAMES.

The parties agree that the names of the Sub-Adviser and its affiliates and the Sub-Adviser’s and its affiliates’ logos, trademarks, service marks or trade names and any derivatives of such (altogether “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust may use Sub-Adviser Property only: (1) to identify Sub-Adviser as the sub-adviser to a Fund as required by law or governmental regulations; (2) in marketing materials for a Fund provided that such use is limited to: (a) identifying Sub-Adviser and the services performed for the Fund by the Sub-Adviser; and (b) providing biographical information about the Sub-Adviser that is accurately derived from information provided by or made public by Sub-Adviser or its affiliates; and (3) to name the Fund “LVIP Franklin Templeton Multi-Asset Opportunities Fund.” Adviser and Trust agree to provide samples of any material that uses Sub-Adviser Property at Sub-Adviser’s request and to abide by reasonable guidance provided by Sub-Adviser and its affiliates regarding proper use of Sub-Adviser property. Any other use of Sub-Adviser Property must be expressly pre-approved in writing by Sub-Adviser. Any change in any approved use of Sub-Adviser Property including, without limitation, change in the name of the Fund, requires prior approval in writing by the Sub-Adviser or its appropriate affiliate. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use Sub-Adviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order. If the Adviser or the Trust makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

11.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

12.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party at the following addresses, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94404

With a copy to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, CA 94403-1906

Attention: General Counsel

If to the Adviser:

Lincoln Investment Advisors Corporation

Attention: Chief Counsel, Funds Management

150 N. Radnor Chester Road

Radnor, PA 19341

14.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

16.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Daniel R. Hayes

Name:	Daniel R. Hayes

Title:	President

FRANKLIN ADVISERS, INC.

/s/ Conrad B. Herrmann

Name:	Conrad B. Herrmann

Title:	Senior Vice President

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the Fund(s) on Schedule A

/s/ Daniel R. Hayes

Name:	Daniel R. Hayes

Title:	President